Exhibit 4.1

                               November 20, 2003



Ferrellgas Partners, L.P.
Ferrellgas, L.P.
Ferrellgas, Inc.
One Liberty Plaza
Liberty, Missouri 64068

Attention:      Mr. Kevin T. Kelly
                Senior Vice President and Chief Financial Officer

        Re:     Waiver and Acknowledgement of No Material Event

Ladies and Gentlemen:

     As holder of all of the issued and outstanding senior units representing limited partner interests ("Senior Units") of Ferrellgas Partners, L.P. (the "Partnership"), JEF Capital Management, Inc. ("JEF") is a party to:

(a) the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 18, 2003 (the "Partnership Agreement");

(b)     the Representations Agreement dated as of December 17, 1999, as amended;

(c) the Registration Rights Agreement dated as of December 17, 1999, as amended;

(d)     the Purchase Agreement dated as of November 7, 1999, as amended;

(e) the Letter of Instruction dated April 6, 2001, between JEF and Bank of America, N.A., as Administrative Agent ("BofA"), and agreed and acknowledged by the Partnership; and

(f) the Letter of Instruction dated April 6, 2001, between JEF and BofA and agreed and acknowledged by Ferrellgas, L.P.

The above-referenced documents are referred to collectively as the "Waiver Documents."

     The Partnership informed JEF that the Partnership may desire to issue common units representing limited partner interests in the Partnership on or prior to March 31, 2004, and not be required to redeem Senior Units pursuant to the Partnership Agreement.

     Therefore, JEF hereby waives the requirements of clause (d) of the definition of "Material Event" in the Partnership Agreement for the issuance of common units representing limited partner interests in the Partnership at any time and from time to time on or prior to March 31, 2004, and agrees and acknowledges that any such issuance shall not be deemed to be a "Material Event" pursuant to any of the Waiver Documents.


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     In  consideration  of  JEF's  waiving  its  rights  under  the  Partnership
Agreement as provided above, you hereby agree that (i) the Partnership shall not exercise its right to redeem any Senior Units before March 31, 2004, and (ii) the Partnership shall reimburse JEF for its reasonable legal fees incurred in connection with the execution of this letter agreement, which legal fees shall not exceed $70,000.

     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri. This letter agreement may be executed in any number of counterparts which, when taken together, shall constitute one agreement.

     If the foregoing terms are acceptable to you, please acknowledge your agreement to such terms by executing this letter agreement in the space indicated below.

                                                     Very truly yours,

                                                    JEF CAPITAL MANAGEMENT, INC.


                                                     By:/s/ Theresa Schekirke
                                                     ---------------------------
                                                           Theresa Schekirke
                                                           President

Agreed To and Accepted this
20th day of November, 2003

FERRELLGAS PARTNERS, L.P.

By:   Ferrellgas, Inc.,
      Its General Partner

By: /s/ Kevin T. Kelly
-------------------------------------------------------
      Kevin T. Kelly
      Senior Vice President and Chief Financial Officer

FERRELLGAS, L.P.

By:   Ferrellgas, Inc.,
      Its General Partner

By: /s/ Kevin T. Kelly
-------------------------------------------------------
      Kevin T. Kelly
      Senior Vice President and Chief Financial Officer

FERRELLGAS, INC.

By: /s/ Kevin T. Kelly
-------------------------------------------------------
      Kevin T. Kelly
      Senior Vice President and Chief Financial Officer


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